Exhibit 99.1

USAA and Mitek Settle Lawsuit

SAN DIEGO, CA – September 3, 2014 – USAA and Mitek (NASDAQ: MITK, www.miteksystems.com), today announced that they have agreed to settle all pending litigation between them.

USAA and Mitek Systems have been in litigation since March 29, 2012. Over the past several days, the parties have met and conferred in good faith concerning the claims remaining for trial. As a result of this discussion, the parties have agreed to resolve these claims as follows:

•	USAA will move to dismiss all of its remaining claims, including its claims for misappropriation of trade secrets, breach of contract, fraud, inequitable conduct, and invalidity of Mitek’s patents.

•	Mitek will move to dismiss all of its remaining claims, including its claims for trade defamation and violations of the Lanham Act. Mitek covenants not to sue USAA for patent infringement for products currently sold, marketed, or advertised by USAA, including its Deposit@Mobile application.

•	The parties acknowledge that distinct patent rights exist for each of them.

•	Neither party admits liability on any claim, and neither party is making any payment to the other.

•	USAA is retaining its license to use Mitek’s Quick Strokes, Quick FX Pro, and Image Score software products.

About Mitek

Headquartered in San Diego, CA, Mitek (NASDAQ: MITK) is the leading innovator of mobile imaging for financial transactions and identity. Mitek’s patented mobile photo technology automatically captures images of financial and personal documents and then extracts relevant data. This enables consumers to use the Camera as a Keyboard™ to reduce friction for mobile check deposit, account opening, bill payment, insurance quoting, and many other use cases. This innovative technology is licensed by more than 2,500 organizations and used by tens of millions of consumers enabling increased customer acquisition, retention and operational efficiency. www.miteksystems.com MITK-F

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Media Contacts:

Ann Reichert

Senior Director of Marketing

pr@miteksystems.com

Katherine Verducci

MIX Public Relations

pr@mix-pr.com